Prospectus Supplement No. 15	Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 1, 2007	File No. 333-142556
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated June 1, 2007, relating to offers and resales of up to 6,050,000 shares of our common stock, including 2,000,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-142556). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Appointment of Director
     On August 25, 2008, in accordance with our Bylaws, our board of directors approved an increase in the size of the board from eleven to twelve members and appointed Robert J. Oakes to serve as a director to fill the vacancy created by such increase.
     Mr. Oakes is currently the President of our Atiam Technologies, LLC subsidiary. Mr. Oakes will receive no additional compensation for his service as a director.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 3, 2008